 GLOBALSTAR ANNOUNCES 2015 FOURTH QUARTER AND ANNUAL RESULTS

Covington, LA - (February 25, 2016) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial and operating results for the fourth quarter and year ended December 31, 2015.

Jay Monroe, Chairman and CEO of Globalstar, commented, “Throughout 2015, including through the fourth quarter of the year, we remained focused on executing our operational initiatives and continuing to drive our regulatory proceeding. We added nearly 50,000 subscribers on our network last year, including 26,000 SPOT subscribers. In the fourth quarter, Duplex gross additions increased 29% from the last quarter of 2014 as we focused on an expanded international presence and continued to make increased investments in markets outside of North America. International expansion is also driving our SPOT business as gross additions for the fourth quarter increased 14%. We continued our investment in the second-generation ground upgrades with the installation of the core network equipment and ongoing site-acceptance testing. We have upgraded six gateways with new radio access network equipment, and over-the-air testing continues to proceed as planned. Regarding the FCC proceeding, the docket was very active during the fourth quarter as we provided additional information and conducted tours of our TLPS deployment at the Washington School for Girls in Washington, DC. This real world deployment further confirms the substantial benefits provided by a TLPS-enabled network while also demonstrating peaceful coexistence with other services. Numerous decision makers from the Commission visited the deployment. Finally, we very much appreciate the positive comments from public interest groups filed in the proceeding in late 2015."

FOURTH QUARTER FINANCIAL REVIEW

Revenue

Revenue for the fourth quarter of 2015 was $22.8 million compared to $22.1 million for the fourth quarter of 2014, an increase of $0.7 million, or 3%. This increase resulted from an increase in service revenue, offset partially by a decrease in revenue generated from equipment sales. The material appreciation of the U.S. dollar during 2015 negatively impacted revenue as our international subsidiaries' revenue is converted to dollars at lower exchange rates than the rates prevailing in the fourth quarter of 2014. Total revenue would have been approximately $1.1 million higher, or a total increase of 8%, if there had been no change in foreign exchange rates from the fourth quarter of 2014.

Service revenue increased $1.6 million, or 9%, to $18.8 million in the fourth quarter of 2015 compared to $17.2 million in the fourth quarter of 2014. The largest driver of this increase was growth in SPOT service revenue, which increased $1.3 million, or 18%. Higher ARPU and average subscribers of 6% and 11%, respectively, propelled this growth. Also contributing to the increase in service revenue was a 5% increase in Duplex service revenue. A 9% reduction in Duplex ARPU partially offset the incremental revenue from our nearly 10,000 new Duplex subscribers since the fourth quarter of 2014. Changes in foreign exchange rates, which negatively impact revenue expressed in dollars, caused this decrease in ARPU. Duplex service revenue would have been $0.6 million higher in the fourth quarter of 2015, or a total increase of 14%, if there had been no change in foreign exchange rates since the fourth quarter of 2014. Duplex service revenue is particularly sensitive to these rate changes as we now generate nearly half of our billed revenue in foreign currencies.

Subscriber equipment sales revenue declined $0.9 million to $4.0 million in the fourth quarter of 2015 from $4.9 million the fourth quarter of 2014. Lower SPOT equipment sales revenue, reflecting an increase in holiday rebate activity during the fourth quarter of 2015, contributed $0.5 million to the total decrease in equipment sales revenue. Duplex equipment sales revenue, which accounted for $0.4 million of the total decrease, was lower due to a reduction in the average selling price of our mobile phones in early 2015. The reduction in selling price of our mobile phones resulted in a 34% increase in the number of handsets sold during the fourth quarter of 2015 compared to the fourth quarter of 2014. We lowered the selling price in advance of the introduction of a second-generation Duplex product, which we expect to launch later this year.

Net Income (Loss)

Net loss was $26.8 million for the fourth quarter of 2015 compared to net income of $92.0 million for the fourth quarter of 2014. This fluctuation resulted primarily from the impact of non-cash gains in the fourth quarter of 2014 of $132.6 million, compared to non-cash losses in the fourth quarter of 2015 of $1.6 million, due to changes in the value of derivative liabilities. Changes in our stock price are the principal cause of these changes in valuation.

Adjusted EBITDA

Adjusted EBITDA for the quarters ended December 31, 2015 and 2014 were $5.2 million and $3.8 million, respectively. This 37% increase in Adjusted EBITDA was due to a $0.3 million increase in revenue coupled with a $1.1 million decrease in expenses (both excluding EBITDA adjustments). The decrease in expenses in the fourth quarter of 2015 resulted primarily from lower cost of subscriber equipment sales of $0.8 million, which was in line with the change in equipment revenue, and the impact of changes in foreign exchange rates affecting contracts, personnel costs and other expenses that are denominated in foreign currencies. Higher costs resulting from enhanced marketing efforts in geographies where we are introducing or expanding our presence, including Latin America, Africa and Asia, offset the impact of these foreign currency changes on MG&A expenses.

OPERATIONAL AND REGULATORY UPDATE

Second-Generation Ground Infrastructure Update

With support from Hughes Network Systems, our engineering teams have successfully completed the radio access network (RAN) deployments at our gateways in the United States, Canada and France.  We have scheduled the RAN installations at gateways in Brazil for mid-2016.  To enhance our second-generation coverage in the Caribbean, we will also deploy a RAN at our gateway in Puerto Rico by the end of the first quarter of 2016.

We are nearing completion of the upgrades of our core network and RAN systems. Site acceptance of the core network equipment at one of our gateways in Canada started in January 2016 and final configuration acceptance testing has now been completed. In March 2016, we expect to complete the final production acceptance testing, including roaming, short message service and multimedia message service, and have hardware at our North American gateways installed and ready for service.

FCC Proceeding

Our demonstration at the Commission’s Technology Experience Center last March, as well as the real world deployments in Chicago and the Washington School for Girls in Washington, D.C., have confirmed the substantial consumer benefits of TLPS.
The Commission has not asked us to provide any further technical data or engage in any additional testing. We believe that the Commission’s focus on competition, innovation, freeing up additional commercial spectrum and expanding broadband for education will help drive a successful conclusion.

ANNUAL FINANCIAL REVIEW

Revenue

Total revenue increased $0.4 million to $90.5 million during 2015. This increase was due to a $4.3 million increase in service revenue driven primarily by growth in our total subscriber base, offset partially by a $3.9 million decrease in revenue from subscriber equipment sales resulting primarily from a reduction in the selling price of certain Duplex and SPOT products. As a result, our ending subscriber base increased approximately 49,000, or 8%, to 688,000 at December 31, 2015 from 639,000 at December 31, 2014.

Net Income (Loss)

Net income was $72.3 million for 2015 compared to a net loss of $462.9 million for 2014 due primarily to non-cash items impacting other income (expense). The largest of these items was a derivative loss of $286.0 million in 2014 compared to a derivative gain of $181.9 million in 2015. A lower loss on extinguishment of debt due to fewer note conversions in 2015 also drove the changes in other income (expense). The increase in revenue discussed above, coupled with a 16% decrease in operating expenses, also contributed to the variance in net income (loss) from 2014 to 2015. This decrease in operating expenses was due primarily to the $21.7 million non-cash reduction in value of inventory recorded in 2014, which did not recur in 2015.

Adjusted EBITDA

Adjusted EBITDA for 2015 and 2014 were $16.0 million and $17.4 million, respectively, reflecting primarily a $1.4 million increase in operating expenses (excluding EBITDA adjustments). Operating expenses increased primarily due to higher MG&A costs, driven almost entirely by increased sales and marketing expenses. Offsetting the positive impact from foreign currency exchange rate changes, sales and marketing expenses increased during 2015 due primarily to a $1.4 million increase in bad debt expense attributable to a specific reserve on a receivable balance due from a reseller and an increase in customer acquisition costs of $1.9 million to support global sales and marketing strategies. Reductions in cost of subscriber equipment sales (for reasons previously discussed) and, to a lesser extent, cost of services offset partially these increased MG&A expenses.

Mr. Monroe concluded, “Our second-generation gateway upgrades allow the Company to roll out a series of new products. These new products provide affordable connectivity beyond cellular at speeds and prices never seen before in MSS. Finally, regarding our TLPS proceeding, in deference to the deliberative process of the Commission, we will not comment further at this time on the proceeding.”

CONFERENCE CALL
The Company will conduct an investor conference call on February 25, 2016 at 5:00 p.m. ET to discuss the 2015 fourth quarter and annual financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 41610743.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on February 25, 2016. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4161 0743#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s most modern mobile satellite communications network. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information:

Email
investorrelations@globalstar.com

Phone
(985) 335-1538

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue:
Service revenues	$18,757	$17,176	$74,124	$69,823
Subscriber equipment sales	4,010	4,917	16,366	20,241
Total revenue	22,767	22,093	90,490	90,064
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	7,393	7,742	30,615	29,668
Cost of subscriber equipment sales	2,786	3,617	11,814	14,857
Cost of subscriber equipment sales - reduction in the value of inventory	—	14,367	—	21,684
Marketing, general, and administrative	8,988	8,721	37,418	33,520
Reduction in the value of long-lived assets	—	84	—	84
Depreciation, amortization, and accretion	19,513	19,754	77,247	86,146
Total operating expenses	38,680	54,285	157,094	185,959
Loss from operations	(15,913)	(32,192)	(66,604)	(95,895)
Other income (expense):
Loss on extinguishment of debt	—	(231)	(2,254)	(39,846)
Loss on equity issuance	(831)	—	(6,663)	(748)
Interest income and expense, net of amounts capitalized	(9,074)	(9,381)	(35,854)	(43,233)
Derivative gain (loss)	(1,556)	132,614	181,860	(286,049)
Other	1,501	831	3,229	3,786
Total other income (expense)	(9,960)	123,833	140,318	(366,090)
Income (loss) before income taxes	(25,873)	91,641	73,714	(461,985)
Income tax expense (benefit)	943	(374)	1,392	881
Net income (loss)	$(26,816)	$92,015	$72,322	$(462,866)

Income (loss) per common share:
Basic	$(0.03)	$0.09	$0.07	$(0.50)
Diluted	$(0.03)	$0.08	0.07	(0.50)

Weighted-average shares outstanding:
Basic	1,037,880	993,427	1,020,149	934,356
Diluted	1,037,880	1,192,263	1,230,394	934,356

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss)	$(26,816)	$92,015	$72,322	$(462,866)

Interest income and expense, net	9,074	9,381	35,854	43,233
Derivative (gain) loss	1,556	(132,614)	(181,860)	286,049
Income tax expense (benefit)	943	(374)	1,392	881
Depreciation, amortization, and accretion	19,513	19,754	77,247	86,146
EBITDA	4,270	(11,838)	4,955	(46,557)

Reduction in the value of inventory	—	14,367	—	21,684
Reduction in the value of long-lived assets	—	84	—	84
Non-cash compensation	1,007	1,217	3,441	3,910
Research and development	615	175	1,923	478
Foreign exchange and other	(1,501)	(831)	(3,229)	(3,786)
Loss on extinguishment of debt	—	231	2,254	39,846
Loss on equity issuance	831	—	6,663	748
Write off of deferred financing costs	—	—	—	194
Non-cash adjustment related to Int'l operations	—	404	—	404
Brazil litigation expense accrual	—	—	—	400
Adjusted EBITDA (1)	$5,222	$3,809	$16,007	$17,405

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2015		2014		2015		2014
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,795	$964	$6,486	$1,343	$27,367	$4,911	$26,990	$6,199
SPOT	8,840	1,118	7,506	1,595	33,495	5,059	29,072	6,280
Simplex	2,190	1,666	2,305	1,744	9,088	5,327	8,383	6,582
IGO	223	226	224	339	799	971	1,013	1,078
Other	709	36	655	(104)	3,375	98	4,365	102
	$18,757	$4,010	$17,176	$4,917	$74,124	$16,366	$69,823	$20,241

	Reported				Reported
Average Subscribers
Duplex	76,320		66,504		72,205		75,763
SPOT	263,959		238,027		253,108		231,106
Simplex	305,467		280,616		295,363		259,260
IGO	38,886		38,649		38,847		39,005

ARPU (1)
Duplex	$29.68		$32.51		$31.59		$29.69
SPOT	11.16		10.51		11.03		10.48
Simplex	2.39		2.74		2.56		2.69
IGO	1.90		1.93		1.71		2.16

	Adjusted (2)				Adjusted (2)
Average Subscribers
Duplex	76,320		66,504		72,205		62,433
SPOT	263,959		238,027		253,108		231,106
Simplex	305,467		280,616		295,363		259,260
IGO	38,886		38,649		38,847		39,005

ARPU (1)
Duplex	$29.68		$32.51		$31.59		$36.03
SPOT	11.16		10.51		11.03		10.48
Simplex	2.39		2.74		2.56		2.69
IGO	1.90		1.93		1.71		2.16

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)
During the first quarter of 2014, the Company deactivated approximately 26,000 suspended or non-paying Duplex subscribers. Adjusted average subscribers in the table above exclude these 26,000 subscribers from the prior periods for comparability.